              CANTERBURY CORPORATE SERVICES, INC.
          1600 Medford Plaza, Route 70 and Hartford Road
                    Medford, New Jersey  08055

                  P R O X Y   S T A T E M E N T

     Proxies, in the form enclosed with this Proxy Statement, are solicited by the Board of Directors of Canterbury Corporate Services, Inc. for the Annual Meeting of Shareholders to be held on August 29, 1996 at 10:00 a.m. at The Mansion on Main Street, Plaza 3000 at Main Street, Voorhees, New Jersey.

     Shareholders of record as of the close of business on July 3, 1996 will be entitled to vote at the meeting and any adjournment thereof. As of that date, 15,007,610 shares of common stock of the Corporation were outstanding and entitled to one vote each. Execution of a proxy will not in any way affect a shareholder's right to attend the meeting and vote in person. Any shareholder submitting a proxy has the right to revoke it at any time before it is exercised.

     Any proxies that are sent in by shareholders may be revoked prior to August 29, 1996 at 10:00 a.m. by mail or other deliveries in writing, or by voice vote if the shareholder attends the Annual Meeting.

     The persons named as attorneys in the proxies are either Officers or Directors of the Corporation. With respect to the election of a Board of Directors, shares represented by proxies in the enclosed form, which are received, will be voted as stated below under "Election of Directors." Where a choice has been specified on the proxy with respect to the proposal, the shares represented by the proxy will be voted in accordance with the specification and will be votes FOR that proposal if no specification is indicated.

     Under Pennsylvania law, the presence of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at a meeting, shall constitute a quorum for purposes of consideration and action on a matter. Only shareholders indicating an affirmative or negative decision on a matter are treated as voting, so that abstentions, broker non-votes or mere absence or failure to vote is not equivalent to a negative decision and will not count toward a quorum, and if a quorum is otherwise present, effect the outcome of a vote. A broker non-vote occurs when a broker submits a proxy but does not have authority to vote a customer's shares on one or more matters. The affirmative vote of the holders of a majority of shares of common stock entitled to vote at the annual meeting is required for approval of each of the actions proposed to be taken at the Annual Meeting. In the event a shareholders' meeting is called for the election of Directors and is adjourned for lack of a quorum and another shareholders' meeting is called, those shareholders entitled to vote who attend the adjourned meeting, although less than a quorum as fixed under Pennsylvania law or in the by-laws, shall nevertheless constitute a quorum for the purpose of electing Directors. If a meeting called to vote upon an other matter than the election of Directors has been adjourned for at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend such meeting, although less than a quorum as fixed under Pennsylvania law or in the by-laws shall nevertheless constitute a quorum for purpose of acting upon any matter set forth in the notice of meeting, if the notice actually states that those shareholders who attend the adjourned meeting shall nevertheless constitute a quorum for the purpose upon acting on the matter, then the vote would be binding.

     No other matters are expected to be presented to the meeting. If any other matter should be presented at the meeting upon which it is proper to take a vote, shares represented by all proxies received will be voted with respect thereto in accordance with the judgment of the persons named as proxies.

     An Annual Report containing summary financial statements is enclosed with, but not as a part of, this Proxy Statement. A
Form 10-K report as filed with the SEC, including complete financial statements audited by Ernst & Young, L.L.P. is available upon request.

     The first date that this Proxy Statement and Proxy Material were sent to the shareholders was July 31, 1996.

Proposal No. 1 - ELECTION OF DIRECTORS
- --------------   ---------------------

     Seven Directors are to be elected at the Meeting, each to serve until the next Annual Meeting and until his or her successor shall have been elected and qualified. Each of the nominees named in the following pages is presently a member of the Board of Directors. In case any of the nominees should become unavailable for election, for any reason not presently known or contemplated, the persons named on the proxy card will have discretionary authority to vote pursuant to the proxy for a substitute.

NOMINEES FOR DIRECTORS
- ----------------------

Director
Name                Age  Since          Principal Occupation
- ----                ---  --------       --------------------
Stanton M. Pikus    55   1981           President, Chief Executive                               Officer, and Chairman of
                                        the Board of Directors
Kevin J. McAndrew   38   1990           Executive Vice President,
                                        Chief Operating Officer,
                                        Chief Financial Officer,
                                        Treasurer
Jean Zwerlein Pikus 43   1984           Vice President -
                                        Operations, Secretary
Alan B. Manin       58   1981           Vice President - Training
Stephen M. Vineberg*53   1988           President, CMQ, Inc.
Paul L. Shapiro*    45   1992           Manager, McKesson Drug Co.
Frank A. Cappiello* 70   1995           Mutual Fund Money Manager,
                                        Closed-End Fund Advisors,
                                        Inc.

* Independent Directors *

BIOGRAPHIES OF THE NOMINEES FOR DIRECTORS
- -----------------------------------------

     STANTON M. PIKUS, President, Chief Executive Officer and
Chairman of the Board of Directors, was a founder of the Company
(1981). He graduated from The Wharton School of the University of Pennsylvania (B.S., Economics and Accounting) in 1962. From
1968 until 1984 he had been President and majority stockholder of Brown, Bailey and Pikus, Inc., a mergers and acquisitions consulting firm that had completed more than twenty transactions. In addition, Mr. Pikus has been retained in the past by various small to medium-sized public companies in the capacity of an independent financial consultant. Since 1984, Mr. Pikus has devoted 100% of his time to the Company.

     KEVIN J. McANDREW, CPA, Chief Operating Officer since December, 1993; Executive Vice President and Chief Financial Officer of the Company since June 21, 1987; Treasurer since January, 1988; and Director since 1990. He is a graduate of the University of Delaware (B.S. Accounting, 1980) and has been a Certified Public Accountant since 1982. From 1980 to 1983 he was an Auditor with the public accounting firm of Coopers & Lybrand in Philadelphia. From 1984 to 1986 Mr. McAndrew was employed as a Controller for a New Jersey based division of Allied Signal, Inc.

     JEAN ZWERLEIN PIKUS, Vice President of Human Resources and
Operations, Secretary, and Director since December 1, 1984, was employed by J. B. Lippincott Company, a publishing company, from 1974 to 1983, where she was Assistant Personnel Manager and also created its word processing center, and was responsible for the day-to-day control of word processing and graphic services. In
1984, Ms. Pikus graduated from The Wharton School of the
University of Pennsylvania (B.S., Accounting and Management, cum laude). Ms. Pikus is the wife of the President, Stanton M. Pikus.

     ALAN B. MANIN, Vice President of Education & Curriculum and
Director of the Company since its inception, is a graduate of Temple University (B.S., 1960; M.Ed., 1966); a former teacher and
Department Chairman in the Philadelphia School System
(1960-1966); a former Vice President and Director of Education for Evelyn Wood Reading Dynamics (1966-1972); a former Director of Northeast Preparatory School (1973); President, Chief Operating Officer and founder of Health Careers Academy, a federally accredited
(National Association of Trade and Technical Schools) vocational school (1974-1979); and a founder of the Company (1981).

     STEPHEN M. VINEBERG, a Director since 1988, is currently the President and Chief Executive Officer of CMQ, Inc. Previously he was a Vice President of Fidelity Bank, Philadelphia, where he was Chief Operating Officer of the Data Processing, Systems and Programming Divisions. Mr. Vineberg also directed a wholly-owned subsidiary of the bank that developed and marketed computer software, operated a service bureau and coordinated all electronic funds transfer activities.

     PAUL L. SHAPIRO, a Director since December, 1992 has worked for McKesson Drug Company for the past 15 years. From 1973 through 1975 he was Director of the Pennsylvania Security Officers' Training Academy. In 1973, he graduated from York College of
Pennsylvania with a B.S. Degree in Police Administration.

     FRANK A. CAPPIELLO, a Director since April, 1995 is
President of an investment counseling firm: McCullough, Andrews & Cappiello, Inc., providing management of more than $1 billion of assets. He is Chairman of three no-load mutual funds; Founder and Principal of Closed-End Fund Advisors, Inc.; publisher of Cappiello's
Closed-End Fund Digest; author of several books and a regular panelist on "Wall Street Week with Louis Rukeyser." For more than 12 years
Mr. Cappiello was Chief Investment Officer for an insurance holding company with overall responsibility for managing assets of $800 million. Prior to that, he was the Research Director of a major stock brokerage firm. He is a graduate of the University of Notre Dame and Harvard University's Graduate School of Business Administration.

     Please be advised that the present Officers and Directors have the following relationships and related transactions with the Company.

     In early 1993, the Company agreed to purchase and restructure the key-man life insurance policies for its Corporate Officers.
The amount and beneficiary of the key-man life insurance policies are as follows:

Corporate Officers   Amount of Policy        Beneficiary
- ------------------   ----------------        -----------
Stanton M. Pikus     $2,000,000              Company
Kevin J. McAndrew    $1,000,000              Company
Alan B. Manin        $  500,000              Company
Jean Z. Pikus        $  500,000              Company
Marc Orsimarsi       $  250,000              Company

        In December, 1995, the Company secured a $1,000,000 key-man life insurance policy on Roger E. Flax, the President of MSI/Canterbury Corp. In the event of the death of Dr. Flax, the entire $1,000,000 benefit would be paid to the Company.

        In June, 1994, the Company secured a $500,000 key-man life insurance policy on Virginia FitzPatrick, the President of CALC/Canterbury Corp., a subsidiary of the Company. In the event of the death of Ms. FitzPatrick, the entire $500,000 benefit would be paid to the Company.

        In June, 1994, the Company secured a $150,000 key-man life insurance policy on Edward T. Roffman, the Vice President of CALC/Canterbury Corp. In the event of the death of Mr. Roffman, the entire $150,000 benefit would be paid to the Company.

EXECUTIVE CASH COMPENSATION

        The following table sets forth a summary of cash compensation paid by the Company with respect to services rendered in fiscal 1993, 1994 and 1995 to the Chief Executive Officer and each of the other four most highly-compensated Officers of the Company who received at least $100,000 in total annual compensation.

                     SUMMARY COMPENSATION TABLE

                                                                                        Securities                   Stock Option
Name and                           Salary    Bonus     Other Annual      Restricted     Underlying         LTIP       Exercise
Principal Position (1)     Year     ($)       ($)   Compensation($)  Stock Awards($) Options/SARs(#)    Payouts($) Compensation($)
- -----------------------    -----   -----     -----  ---------------  --------------- ---------------   ---------- ----------------
Stanton M. Pikus,          1995    $199,148   $   -     $   -        $   -           $   -           $   -           26,120
President                  1994     149,580       -         -        -               -               -           40,794
                           1993     108,908     6,000       -        -               -               -              -
Kevin J. McAndrew,         1995    $127,111   $   -     $   -     $   -           $   -           $   -           11,307
Executive Vice             1994      90,234    18,000       -     -               -               -           31,687
President                  1993    $ 78,914     5,000       -     -               -               -              -
(1) No other Executive Officers received in excess of $100,000 in total annual compensation for the three year period.

OPTION GRANTS

        Virginia FitzPatrick, President of CALC/Canterbury Corp., was granted 10,000 shares of stock options pursuant to the 1995 Stock Incentive Plan to Executive Officers during Fiscal 1995.

AGGREGATED OPTION EXERCISES IN 1995
AND FISCAL YEAR-END 1995 OPTION VALUES

        The following table provides information on option exercises in fiscal 1995 by the Executive Officers and on the Executive Officers' unexercised options at November 30, 1995. Included are options granted under the 1987 Employee Stock Option Plan.

                        Shares               Number of Securities underlying       Value of Unexercised In-The-Money
                      acquired on    Value    Unexercised Options at Year-End 1995(#)  Options at Year-End 1995(#)
Name                  Exercise(#)  Realized($)   Exercisable    Unexercisable      Exercisable       Unexercisable
- ------------------    -----------  -----------   ------------  -------------       -----------       -------------
Stanton M. Pikus       128,000      264,520        50,000       0                     0                0
Kevin J. McAndrew       53,000      110,020       175,000       0                     0                0
Alan Manin              53,000      110,020        10,000       0                     0                0
Jean Z. Pikus           53,000      110,020        50,000       0                     0                0
Marc Orsimarsi           2,500        5,225        65,000       0                  54,700              0

        Option holders have five years from the date of grant to exercise any or all of their options, and upon leaving the Company the option holders must exercise within 30 days. These options exercise into restricted shares of Company stock.

EMPLOYMENT CONTRACTS

        During Fiscal 1995, the Company entered into an adjusted employment agreement with Stanton M. Pikus, the President. The term of the agreement is five years and calls for a base salary of $195,000 beginning on December 1, 1995 with annual salary increases of $25,000 in the second and third years and to remain at $245,000 for the last two years of the contract. Also included in the agreement are future incentives based on Company performance.
There is a bonus opportunity of 5% on the first $500,000 of consolidated income before taxes and bonus and 3% above $500,000.
In conjunction with this contract, the President agreed to a covenant not to compete with the Company during his employment and for a period of one year after his employment with the Company has terminated. For the year ended November 30, 1995 the President waived his right to receive any performance bonus earned.

        The Company also has an employment agreement with its Executive Vice President and Chief Operating Officer, Kevin J. McAndrew. The agreement commences December 1, 1995 and expires November 30,
2000. It requires an annual base salary of $120,000 for Fiscal 1996 and increases of $15,000 per year for the next four years. Also included in the agreement are future incentives based on the Company's profitability. A bonus of $30,000 will be earned if the consolidated income before income taxes and bonus of the Company exceeds $1,000,000. The bonus opportunity applies to each of the five years of the contract.

        The Company has an employment agreement with the President of the management training segment, Dr. Roger Flax. The agreement, amended in January, 1996, expires September 1, 1997 and requires a base salary of $66,714 in Fiscal 1996 with an inflationary increase in Fiscal 1997.

        The Company has employment agreements with Virginia
FitzPatrick, the President and Edward Roffman, Vice President, of the computer training segment. The term of the agreement for the president began in June 1994 and is five years and has a base salary of $115,000, with inflationary increases in each successive year. The term of the agreement for the vice president began in June 1994 and is three years and calls for an annual salary of $60,000 with inflationary increases in each successive year.

COMMITTEES OF THE BOARD

        The Board has established an Audit Committee, a Stock
Option Committee and a Compensation Committee. All three committees are currently composed entirely of Independent Directors who are not Officers of the Company (Stephen Vineberg and Paul Shapiro).

DIRECTORS' REMUNERATION

        Directors receive no cash compensation for services as Directors. Paul Shapiro and Stephen Vineberg received 10,000 five-year stock options at market value.

        The Company had 23 meetings of the Board of Directors during the last full fiscal year. There was no incumbent who, during the last full fiscal year, attended fewer than 91% of said meetings.

PERFORMANCE GRAPH

        The following graph demonstrates a comparison of the Company's shareholder returns at each fiscal year end as of November 30 with shareholder returns on a broad market index, the Nasdaq Stock Market (US), and a industry index, Nasdaq Non-Financial Stocks.
The comparison assumes $100.00 was invested on November 30, 1990 in the Company's common stock, the Nasdaq Stock Market (US) and the Nasdaq Non-Financial Stocks.

                        COMPARISON OF CUMULATIVE TOTAL RETURN
      900 -
                           N

      800 -
                                    N

      700 -


D     600 -

O
      500 -                                             N
L                                             N

L     400 -
                                                         C
A                                             C          NF
      300 -                                   NF
R                                   C
                                    NF
S     200 -               NF,C

                NF,C,N
      100 - NF,C,N


        0 -
       1990      1991      1992      1993      1994      1995

                                                 Y E A R
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ENTIRE
SLATE OF NOMINEES IN PROPOSAL NO. 1.

A majority vote of over 50% will be necessary to carry this proposal.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

                        Shares Beneficially Owned      % Owned of
Name                         on July 3, 1996       Company's Shares
- --------------------   -------------------------  ----------------
Stanton M. Pikus             1,374,737(3)                 9.16%
Kevin J. McAndrew              353,909(4)                 2.36%
Jean Zwerlein Pikus(1)         179,416(5)                 1.20%
Alan B. Manin                  387,683(6)                 2.58%
Roger E. Flax, Ph.D.           155,000(7)                 1.03%
Stephen M. Vineberg             75,885(8)                  .51%
Paul L. Shapiro                 37,000(9)                  .25%
Frank A. Cappiello             185,000(10)                1.23%
Virginia FitzPatrick            40,000(11)                 .27%
Edward Koenig(2)               573,544                    3.82%
                             -------------               ------
        TOTAL                3,362,174                   22.41%
                             =============               ======

(1) Wife of Stanton M. Pikus, deemed to have beneficial interest in the 1,374,737 owned by husband, included are 50,000 stock options exercisable at $3.63 per share.
(2) As a result of the November, 1993 acquisition of Landscape Maintenance Services, Inc., Edward Koenig and his immediate family received a total of 1,029,000 shares (6.86%) of Company common stock. The transfer of 455,456 shares was made to immediate family members.
(3) Included are 50,000 stock options exercisable at $3.63 per share.
(4) Included are 100,000 stock options exercisable at $2.75 per share; 50,000 stock options exercisable at $3.63 and 25,000 stock options exercisable at $2.50 per share.
(5) Included are 30,000 stock options exercisable at $3.63 per share and 20,000 stock options exercisable at $2.50 per share.
(6)  Included are 10,000 stock options exercisable at $3.63 per share.
(7)  Included are 150,000 stock options exercisable at $4.00 per share.
(8) Included are 7,500 stock options exercisable at $2.75 per share; 7,500 stock options exercisable at $3.13 per share; 7,500 stock options exercisable at $4.50 per share; 10,000 stock options exercisable at $2.81 per share; 2,500 stock options exercisable at $2.75 per share; 5,000 stock options exercisable at $1.50 per share and 5,000 stock options exercisable at $.75 per share.
(9) Included are 7,500 stock options exercisable at $2.75 per share; 7,500 stock options exercisable at $3.13 per share; 2,500 stock options exercisable at $2.75 per share; 7,500 stock options exercisable at $4.50 per share and 10,000 stock options exercisable at $2.81 per share.
(10) Included are 100,000 stock options exercisable at $2.00 per share.
(11) Included are 10,000 stock options exercisable at $2.81 per share and 10,000 stock options exercisable at $3.00 per share.

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive Officers, Directors, and Affiliates to file initial reports of ownership and reports of changes of ownership of the Company's common stock with the Securities and Exchange Commission. These executive Officers, Directors, and Affiliates are required to furnish the Company with copies of all Section
16(a) forms that they file. Based solely on the Company's review of Securities and Exchange Commission Forms 3, 4, and 5 submitted to the Company, and written representations from these Officers, Directors, and Affiliates that no other reports were required, the Company notes that all forms were filed in a timely fashion.

Proposal No. 2 - APPOINTMENT OF ACCOUNTANTS
- --------------   --------------------------

        Subject to shareholder ratification, the Board of Directors has reappointed the firm of Ernst & Young, LLP, Certified Public Accountants, as independent auditors to make an examination of the accounts of the Company for the year ending November 30, 1996. Ernst & Young audited Canterbury's books for the fiscal years 1984 through 1995.

        One or more members of this firm are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL
NO. 2. A majority vote of over 50% will be necessary to carry this proposal.

Proposal No. 3 - TO ADOPT THE AMENDMENT TO THE 1995 STOCK INCENTIVE
- --------------   --------------------------------------------------
PLAN TO PROVIDE FOR AN AUTOMATIC ANNUAL INCREASE IN THE NUMBER OF
- -----------------------------------------------------------------
SHARES AVAILABLE THEREUNDER
- ---------------------------

1. Reason for Proposed Amendment

        The Company's Board of Directors believes that the continued success of the Company depends upon its ability to attract and retain highly qualified and competent employees. The Plan enhances that ability, and provides additional incentive to such personnel to advance the interest of the Company and its shareholders. The adoption of this proposed amendment would help put the Board in position in which it would have the ability to issue incentive stock options under the Plan to qualified individuals in the amounts, and at the times, that your Board of Directors may, in its reasonable judgment, consider most advantageous to the Company.

2. Proposed Amendment

         In June, 1996, the Company's Board of Directors approved an amendment to the 1995 Stock Incentive Plan (the "Plan Amendment"), which the Company's shareholders are hereby being asked to approve, to automatically increase the total number of shares of the Company's Common Stock as to which options are available for grant under the Plan, on the first day of each fiscal year during which the Plan remains in effect, beginning December 1, 1996, by 500,000 shares annually, subject to the approval of the Board of Directors.

3. Required Vote

         If a majority of the shares entitled to vote is present at the meeting, the affirmative vote of a majority of the votes cast by the shareholders of Common Stock will be necessary for the adoption of Proposal 3. Abstentions and broker non-votes will be treated as shares present and not voting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL NO. 3.

EXPENSES OF SOLICITATION

         The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by regular employees of the Company, either personally or by telephone or telegraph. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding shares in their names or in the names of nominees for expenses in sending proxy materials to beneficial owners and obtaining proxies from such owners.

OTHER MATTERS

         A copy of the Company's annual report to stockholders for the year ended November 30, 1995 is enclosed herein.

         This proxy contains forward looking statements. The actual results might differ materially from those projected in the forward looking statements. Additional information concerning factors that could cause actual results to materially differ from those in forward looking statements is contained in Canterbury Corporate Services, Inc.'s SEC filings, including periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Canterbury investor relations department.

         The Board of Directors does not intend to bring any matters before the meeting other than as stated in this proxy statement, and is not aware that any other matters will be presented for action at the meeting. If any other matters come before the meeting, the persons named in the enclosed form of proxy will vote the proxy with respect thereto in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy. The cost of preparing, assembling and mailing the proxy material will be borne by the Company.

         All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Meeting in accordance with the directions given. In voting by proxy in regard to the election of seven Directors to serve until the 1996 Annual Meeting of Stockholders, stockholders may vote in favor of all nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to other items to be voted upon, stockholders may vote in favor of the item or against the item or may abstain from voting. Stockholders should specify their choices on the enclosed proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by the proxy will be voted FOR the election of all Directors, FOR the proposal to ratify and approval of the appointment of independent accountants and FOR the automatic increase of 50,000 in available options under the 1995 Stock Incentive Plan.

Respectfully submitted,
By: /s/Jean Zwerlein Pikus
    --------------------------
       Jean Zwerlein Pikus
       Vice President and Secretary
Dated:  July 31, 1996

Stockholders who do not expect to be present at the meeting and who wish to have their shares voted, are requested to make, date and sign the enclosed proxy and return it in the enclosed envelope. No postage is required if it is mailed in the United States.